Exhibit 99.1

Contact:

David Bullock

Chief Financial Officer.

(717) 849-8500

Graham Packaging Announces Results for 2009 Fourth Quarter and Full Year

YORK, PA, March 3, 2010—Graham Packaging Company Inc (NYSE:GRM) today announced results for the quarter and full year ended December 31, 2009.

Highlights

•	Operating Income for the fourth quarter increased to $23.7 million from a loss of $38.3 million in the fourth quarter of 2008.

•	Adjusted EBITDA(1) for the fourth quarter 2009 was $99.9 million, a 3.6% increase over the fourth quarter of 2008.

•	The Company completed its Initial Public Offering, raising $150 million on February 10, 2010.

•	Total Debt, net of cash, dropped by $166.3 million to $2,289.1 million from $2,455.4 million at the end of 2008. IPO proceeds of $114.2 million were used to further reduce debt in 2010.

•	Adjusted EBITDA(1) for the full year 2009 was $462.5 million, a $9.7 million increase over 2008. Operating Income for 2009 increased to $233.7 million from $145.2 million in 2008.

•	Free Cash Flow(2) increased to $147.8 million for the full year 2009 from $66.8 million in 2008.

Fourth Quarter 2009

Fourth quarter 2009 adjusted EBITDA increased to $99.9 million compared to $96.4 million in the fourth quarter of last year. Net loss for the fourth quarter of 2009 improved to a net loss of $46.6 million, as compared to a net loss of $95.0 million for the fourth quarter last year. Net sales declined by 3.8% to $534.7 million due to a decrease in resin costs which are passed through to customers.

“Our fourth quarter profitability was slightly better than our expectations,” said CEO Mark Burgess. “While sales were slightly lower because of resin costs, unit volumes showed some improvement as a result of stronger end markets and increased market penetration. Our adjusted EBITDA showed a 3.6% improvement over last year as a result of volume improvements and our intense focus on productivity. We are also pleased to have completed our Initial Public Offering last month, in spite of difficult market conditions. We intend to use our enhanced financial flexibility from the IPO and strong free cash flow to continue to de-lever and make strategic investments.”

By segment, sales were down $31.8 million, or 6.7%, in North America due to the decrease in resin costs mentioned above, offset by slightly better volumes. Sales were up $4.2 million, or 7.0%, in Europe primarily due to the positive impact of exchange rates. Sales were up $6.8 million, or 35.8%, in South America due to increased volume. During the fourth quarter of 2009, the Company continued to experience positive momentum in its drive to convert legacy packaging into Graham’s technology-oriented performance packaging solutions. This area remains a driver of future growth for the Company.

Operating income for the fourth quarter of 2009 increased to $23.7 million from an operating loss of $38.3 million for the fourth quarter of last year. The increase was driven by a decrease in asset impairment charges and increased gross profit due to productivity initiatives, better volumes and improved product mix.

Interest expense for the fourth quarter of 2009 was $49.8 million, an increase of $4.9 million, from the fourth quarter of last year, due to the increased interest rate on the portion of our term loans which were extended in the second quarter.

Full Year 2009

Full year 2009 adjusted EBITDA increased to $462.5 million compared to $452.8 million in 2008. Net income for 2009 increased to $14.3 million as compared to a net loss of $57.9 million for 2008. Net sales decreased by 11.3% to $2,271.0 million due to a decrease in resin costs which are passed through to customers.

Commenting on the full year performance, Burgess stated: “We have had an eventful year at Graham. In the face of challenging economic conditions we delivered solid results. Through improved product mix, productivity initiatives and continued working capital management, we were able to expand our gross profit margin, improve operating income and generate strong free cash flow. In addition to operating improvements we have seen good results in our efforts to convert products into higher value packaging solutions. While our progress is gratifying, we are a long way from exhausted in these efforts, and we expect to see more momentum in the quarters ahead.”

By segment, sales decreased $252.5 million, or 11.5%, in North America due to the decrease in resin costs mentioned above. Sales decreased $38.5 million, or 14.0%, in Europe primarily due to the stronger dollar and decreased resin costs. Sales increased $3.0 million, or 3.3%, in South America due to increased volume.

Operating income for 2009 increased to $233.7 million from $145.2 million last year. The increase was driven by a decrease in asset impairment charges, increased gross profit due to productivity initiatives, reduced depreciation and improved product mix, and lower selling, general, and administrative expenses.

Interest expense for 2009, was $176.9 million, a $3.1 million decrease from 2008 which was primarily due to a decrease in interest rates.

Initial Public Offering and Bond Refinance

On February 10, 2010, the Company completed an initial public offering of its stock. The Company raised net proceeds of $150 million with the issuance of 16,666,667 shares of its stock at an initial offering price of $10 per share. The Company contributed $114.2 million of the proceeds to its subsidiary, Graham Packaging Company L.P., to pay down a portion of their term loans. The Company also used the proceeds to make a one-time payment of $35.0 million to terminate a monitoring agreement with its former general and limited partners which will be expensed in the first quarter of 2010. The remaining proceeds were used to pay off other deal related costs.

As previously reported, on November 24, 2009, the Company’s subsidiary, Graham Packaging Company L.P., issued $253.4 million aggregate principal amount of 8 1/4% senior notes due 2017. The proceeds of the issuance were used to redeem in full the 8 1/2% senior notes due 2012.

2010 Outlook

Regarding 2010, CEO Burgess said, “We remain cautious about the 2010 sales environment, despite some volume improvements in the last two quarters. We will continue to focus on international growth opportunities and driving market conversions to value-added plastic containers where technology provides differentiation. We will also remain focused on cost reductions and operational improvements in all areas of our operations, but not at the expense of ensuring our leadership in technology. Likewise, we will continue to take advantage of our strong free cash flow to de-lever the balance sheet and invest in growth opportunities that meet our strict criteria. Overall, we believe we are in a solid strategic position and well placed to continue to grow our business in a prudent manner.”

Conference call information

The company will hold a conference call to discuss fiscal 2009 fourth quarter and full year results at 5:00 p.m. EST this afternoon. The call will be webcast live over the Internet from the company’s web site at www.grahampackaging.com under “Investor Relations.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-356-3095 (domestic) or 617-597-5391 (international) and entering passcode 57457828.

Following the live conference call, a replay will be available one hour after the call. The replay also will be available on the company’s website or by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 62307250. The telephonic replay will be available for thirty days.

About Graham Packaging

Graham Packaging, based in York, Pennsylvania, is a worldwide leader in the design, manufacture and sale of technology-based, customized blow molded plastic containers for the branded food and beverage, household, personal care/specialty and automotive lubricants product categories. The Company has an extensive blue-chip customer base that includes many of the world’s largest branded consumer products companies. It produces more than 20 billion container units annually at 80 plants in North America, Europe and South America.

Graham Packaging is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers.

To learn more about Graham Packaging, please visit the Company’s Web site at http://www.grahampackaging.com/. Graham Packaging uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding Graham Packaging is routinely posted on the Company’s Web site and is readily accessible.

Forward Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and Graham Packaging assumes no obligation to update the information included in this press release. Such forward-looking statements include information concerning Graham Packaging’s possible or assumed future results of operations. These statements often include words such as “approximate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Graham Packaging’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Graham Packaging’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). Although Graham Packaging believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Graham Packaging also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

The Company believes that the presentation of adjusted EBITDA and free cash flow provides investors with useful analytical indicators of our performance. Additionally, the Company uses adjusted EBITDA and free cash flow as key internal metrics.

(1)	Reconciliation of (loss) income from continuing operations to EBITDA:

	Three Months Ended December 31,		Four Quarters Ended December 31,
	2009	2008	2009	2008
	(In millions)		(In millions)
(Loss) income from continuing operations	$(41.0)	$(86.2)	$23.8	$(47.4)
Interest income	(0.3)	(0.3)	(1.1)	(0.8)
Interest expense	49.9	44.9	176.9	180.0
Income tax provision	5.2	2.1	27.0	13.0
Depreciation and amortization	40.1	43.7	158.6	175.5

EBITDA	$53.9	$4.2	$385.2	$320.3

Reconciliation of EBITDA to adjusted EBITDA:

	Three Months Ended December 31,		Four Quarters Ended December 31,
	2009	2008	2009	2008
	(In millions)		(In millions)
EBITDA	$53.9	$4.2	$385.2	$320.3
Asset impairment charges	27.6	84.3	41.8	96.1
Other non-cash charges (a)	2.2	1.5	7.3	9.3
Fees related to monitoring agreements (b)	1.3	1.3	5.0	5.0
Net loss on debt extinguishment	9.5	—	8.7	—
Reorganization and other costs(c)	5.4	5.1	14.4	22.0
Other administrative expenses (d)	—	—	0.1	0.1

Adjusted EBITDA	$99.9	$96.4	$462.5	$452.8

(a)	Represents the net loss on disposal of fixed assets and stock-based compensation expense.
(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Graham Packaging Holdings Company pursuant to the Fifth Amended and Restated Limited Partnership Agreement and the Amended and Restated Monitoring Agreement.
(c)	Represents non-recurring costs related to plant closures, employee severance, professional fees associated with an aborted 2008 transaction, consulting expenses associated with restructuring of the business, hurricanes Gustav and Ike and other costs defined in the Credit Agreement of the Company’s subsidiary.
(d)	Represents administrative expenses incurred by us and paid by Blackstone on our behalf.

(2)	Reconciliation of cash flow from operations to free cash flow:

	Year Ended December 31,
	2009	2008
	(In millions)
Net cash provided by operating activities	$325.5	$211.2
Net cash used in investing activities	(150.5)	(144.4)
Debt issuance fees	(27.2)	—

Free cash flow	$147.8	$66.8

GRAHAM PACKAGING COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
Net sales	$534,666	$555,529	$2,271,034	$2,558,954
Cost of goods sold	448,285	481,767	1,866,585	2,183,286

Gross profit	86,381	73,762	404,449	375,668
Selling, general and administrative expenses	33,012	26,629	122,490	127,568
Asset impairment charges	27,655	84,243	41,826	96,064
Net loss on disposal of property, plant and equipment	2,044	1,219	6,452	6,834

Operating income (loss)	23,670	(38,329)	233,681	145,202
Interest expense	49,842	44,955	176,861	180,042
Interest income	(271)	(284)	(1,103)	(804)
Net loss on debt extinguishment	9,482	—	8,726	—
Other expense (income), net	514	1,124	(1,551)	404

(Loss) income before income taxes	(35,897)	(84,124)	50,748	(34,440)
Income tax provision	5,193	2,107	27,014	12,977

(Loss) income from continuing operations	(41,090)	(86,231)	23,734	(47,417)
Loss from discontinued operations	(5,557)	(8,799)	(9,481)	(10,506)

Net (loss) income	(46,647)	(95,030)	14,253	(57,923)
Net (loss) income attributable to noncontrolling interests	(6,844)	—	3,174	—

Net (loss) income attributable to Graham Packaging Company Inc. stockholders	$(39,803)	$(95,030)	$11,079	$(57,923)

Earnings per share:
(Loss) income from continuing operations per share:
Basic	$(0.82)	$(2.01)	$0.45	$(1.10)
Diluted	$(0.82)	$(2.01)	$0.44	$(1.10)
Loss from discontinued operations per share:
Basic	$(0.11)	$(0.20)	$(0.19)	$(0.25)
Diluted	$(0.11)	$(0.20)	$(0.19)	$(0.25)
Net (loss) income attributable to Graham Packaging Company Inc. stockholders per share:
Basic	$(0.93)	$(2.21)	$0.26	$(1.35)
Diluted	$(0.93)	$(2.21)	$0.25	$(1.35)
Weighted average shares outstanding
Basic	42,998,370	42,975,419	42,981,204	42,975,419
Diluted	42,998,370	42,975,419	42,985,179	42,975,419

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2009	December 31, 2008
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$147,808	$43,879
Accounts receivable, net	191,685	233,734
Inventories	194,702	224,361
Deferred income taxes	3,446	2,829
Prepaid expenses and other current assets	58,297	57,248

Total current assets	595,938	562,051
Property, plant and equipment, net	1,017,778	1,062,272
Intangible assets, net	43,012	46,258
Goodwill	437,058	434,645
Other non-current assets	32,506	44,587

Total assets	$2,126,292	$2,149,813

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$100,657	56,899
Accounts payable	111,013	100,778
Accrued expenses and other current liabilities	186,806	192,443
Deferred revenue	30,245	34,646

Total current liabilities	428,721	384,766
Long-term debt	2,336,206	2,442,339
Deferred income taxes	24,625	20,261
Other non-current liabilities	99,854	120,829
Commitments and contingent liabilities
Equity (deficit):
Graham Packaging Company Inc. stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, shares issued and outstanding 42,998,786 and 42,975,419	430	430
Additional paid-in capital	297,470	296,650
Retained earnings (deficit)	(1,032,887)	(1,043,966)
Notes and interest receivable for ownership interests	(6,353)	(6,292)
Accumulated other comprehensive income (loss)	(31,123)	(65,204)

Graham Packaging Company Inc. stockholders’ equity (deficit)	(772,463)	(818,382)
Noncontrolling interests	9,349	—

Equity (deficit)	(763,114)	(818,382)

Total liabilities and equity (deficit)	$2,126,292	$2,149,813

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2009	2008
	(In thousands)
Operating activities:
Net income (loss)	$14,253	$(57,923)
Depreciation and amortization	159,417	177,784
Amortization of debt issuance fees	7,961	10,343
Accretion of senior unsecured notes	47	—
Net loss on debt extinguishment	8,726	—
Net loss on disposal of property, plant and equipment	9,991	6,834
Pension expense	5,118	2,625
Asset impairment charges	47,721	103,922
Unrealized loss on termination of cash flow hedge accounting	3,798	—
Stock compensation expense	895	2,560
Equity income from subsidiaries	(4)	—
Foreign currency transaction loss (gain)	254	(1,621)
Interest receivable	(273)	(121)
Changes in working capital and other	67,565	(33,202)

Net cash provided by operating activities	325,469	211,201

Investing activities:
Cash paid for property, plant and equipment	(146,011)	(148,576)
Proceeds from sale of property, plant and equipment	984	4,156
Acquisition of/investment in a business, net of cash acquired	(1,385)	—
Cash paid for sale of business	(4,118)	—

Net cash used in investing activities	(150,530)	(144,420)

Financing activities:
Proceeds from issuance of long-term debt	311,889	328,182
Payment of long-term debt	(355,847)	(362,024)
Proceeds from issuance of equity in consolidated subsidiary	—	240
Purchase of ownership interests	(175)	—
Repayment of notes and interest	387	—
Net proceeds from net issuance of ownership interests	59	—
Debt issuance fees	(27,193)	—
Fees paid for initial public offering	(3,023)	—

Net cash used in financing activities	(73,903)	(33,602)

Effect of exchange rate changes on cash and cash equivalents	2,893	(7,614)

Increase in cash and cash equivalents	103,929	25,565
Cash and cash equivalents at beginning of year	43,879	18,314

Cash and cash equivalents at end of year	$147,808	$43,879